Exhibit 10.27.4

Beneficient Management, L.L.C.

325 North Saint Paul Suite 4850

Dallas, Texas 75201

March 31, 2022

Ms. Emily Bowersock Hill

611 W. 9th Street

Lawrence, KS 66044

Re: Non-Employee Director Agreement

Dear Ms. Emily Bowersock Hill:

This letter (the “Agreement”) sets forth the principal terms and conditions under which you have agreed to serve as (i) a director of Beneficient Management, L.L.C. (the “Company”), which serves as the General Partner of The Beneficient Company Group, L.P. (“Ben,” along with its subsidiaries, the “Ben Entities”), (ii) a trustee of The Beneficient Company Trust (the “Trust”), (iii) a manager of Beneficient Fiduciary Financial, L.L.C. (“BFF”), a Kansas technology-enabled fiduciary financial institution and a Ben Entity, and (iv) a manager of Beneficient Insurance Company, L.L.C. (“BIC”), a technology-enabled fiduciary financial institution insurance company . Your appointment as a director of the Company will be made by the Nominating Committee (the “Nominating Committee”) of the Board of Directors of the Company (the “Company Board”). Your appointment as a manager of BFF will be made by The Beneficient Company Group (USA), L.L.C. (a Ben Entity), as the sole member of Beneficient Capital Holdings, L.L.C., the general partner of Beneficient Capital Company Holdings, L.P. (“BCCH”), the sole member of BFF. Your appointment as a manager of BIC will be made by The Beneficient Company Group (USA), L.L.C. (a Ben Entity), as the sole member of Ben Insurance, L.L.C. (“Ben Insurance”), the sole member of BIC. Subject to your signature below, this Agreement is effective March 31, 2022 (the “Effective Date”).

1. Positions; Duties and Responsibilities. Pursuant to the Fourth Amended and Restated Limited Liability Company Agreement of the Company effective as of November 29, 2021 (the “Company Agreement”), the Nominating Committee is entitled to elect individuals to serve on the Board of Directors of the Company (the “Company Board”). As of the Effective Date, you have been elected as an Elected Director (as defined in the Company Agreement). You also will be named a trustee of the Trust, whose sole assets is all of the issued and outstanding membership interests of the Company. Pursuant to the Amended and Restated Limited Liability Company Agreement of BFF, effective as of July 21, 2021 (the “BFF Company Agreement”), BCCH appoints individuals to serve on the Board of Managers of BFF (the “BFF Board”). As of the Effective Date, you have been appointed as a manager of BFF. Pursuant to the Limited Liability Company Agreement of BIC, effective as of February 21, 2022 (the “BIC Company Agreement”), Ben Insurance appoints individuals to serve on the Board of Managers of BIC (the “BIC Board”). You also have been appointed a trustee (“Trustee”) of the Trust, whose sole asset is all of the issued and outstanding membership interests of.the Company.

During the Term (defined in paragraph 2), you may be appointed to, and agree to serve if appointed, in other roles and on various committees of the Company, BFF, BIC and other governing boards or committees of Ben Entities. As a director, manager and trustee, you will not be an employee of the Company, the Trust, or any Ben Entities, including, but not limited to, Ben, BFF and BIC, and thus will not be eligible to participate in any employee benefits plans or programs except as specifically set out below.

In these positions, you agree (i) to attend the quarterly meetings of the Company Board and the BFF Board and the regular meetings of the BIC Board, (ii) to comply with the Company Agreement, the BFF Company Agreement, the BIC Company Agreement and the personnel, ethical, and operational policies and procedures of the Ben Entities that are made available to you, including codes of conduct, regulatory compliance policies, and policies and procedures addressing insider trading, conflicts of interest, the protection of confidential information, and expense reimbursement, (iii) to cooperate with any investigation or inquiry authorized by the Ben Entities or conducted by a governmental authority related to the business of the Ben Entities, and (iv) to present to the Company Board and, as applicable, the BFF Board business opportunities or ventures known to you, independently or with others, that are within the purposes of any of the Ben Entities, including without limitation opportunities that may compete with any of the Ben Entities, provided that this subsection (iv) shall not apply to opportunities or ventures that are directly related to the Approved Activities (defined below).

2. Term. Subject to the Agreement, the governing documents ofthe Trust, the governing documents of the Company, the governing documents of BFF, the governing documents of BIC, and the continued existence ofsuch positions, you agree to serve as (i) an Elected Director of the Company, (ii) a manager of BFF, (iii) a manger of BIC, and (iv) a trustee of the Trust for an initial term (the “Initial Term”) of three years (as may be extended by mutual consent, the Initial Term and any such actual period of extension contemplated by this Agreement, the “Term”), provided you continue to be appointed as a director of the Company during that three-year period. The Initial Term will begin on the Effective Date and end on the third anniversary thereof unless the Initial Term is terminated before it expires as provided in paragraph 3 or extended by mutual consent.

3. Termination of the Tenn Before Expiration. The Term will be terminated before it expires in the following circumstances:

(a) You resign for any reason as an Elected Director, as a manager of BFF, as a manager of BIC and/or as a Trustee for any reason before the Term expires. To so resign, you must submit a resignation letter to the chair of the governing body of the entity from which you are resigning. The resignation letter must set forth the effective date of the resignation, which date must be not later than 30 days after the letter is delivered. The governing body may accept your resignation earlier but doing so will not change the nature or character of the resignation. If you resign from one of the identified positions, you will be considered to have resigned from the other identified position and from all positions you then hold with the Company or the Ben Entities unless you and the governing body of the entity in which you hold another position otherwise agree in writing or the Nominating Committee waives application ofthis provision in writing in full or part, and any such agreement or waiver shall have retroactive effect.

(b) You are removed as an Elected Director for any reason before the Term expires. If this happens, you will be considered to have resigned as a manager of BFF, as a manager of BIC, as a Trustee and from all positions you then hold with the Company or the Ben Entities unless you and the governing body of the entity in which you hold another position otherwise agree in writing or the Nominating Committee waives application of this provision in writing in full or part, and any such agreement or waiver shall have retroactive effect.

(c) You are not re-elected or re-appointed as an Elected Director for any reason during the Term. If this happens, you will be considered to have resigned as a manger of BFF, a manager of BIC, as a Trustee and from all positions you then hold with the Company or the Ben Entities unless you and the governing body of the entity in which you hold another position otherwise agree in writing or the Nominating Committee waives application of this provision in writing in full or part, and any such agreement or waiver shall have retroactive effect

The Term also will be terminated immediately upon your death or incapacity.

4. Compensation; Equity. During the Term, your exclusive compensation (other than reimbursement for expenses pursuant to established policy or my advance approval) shall be as follows:

(a) Fee. You will be paid $150,000 per year (prorated for any partial period) in the form of director fees or a combination ofdirector fees (the “Fee”). The Fee will be paid in quarterly installments on or before the last business day of the applicable quarter. If the Term is terminated before it expires because you are removed, or are not re-elected or re-appointed, as a director of the Company other than for Cause (defined below), the Fee will continue to be paid to you through the date the Term would have expired had your service as a director not been sooner ended. In all other circumstances in which the Term is terminated before it expires, you will be paid that portion of the accrued but unpaid Fee through the date the Term is terminated as soon as practicable after termination. “Cause” for purposes of this Agreement has the definition given to that term in the Beneficient Management Partners, L.P. 2019 Equity Incentive Plan: BMP Profits Interest (the “BMP Plan”) and in addition includes the request of the Regulator (defined in the Company Agreement) that you be removed or not re-elected or re-appointed as a director.

(b) Restricted Equity Units. You will be granted the number ofrestricted equity units (“REVs”) under The Beneficient Company Group, L.P. 2018 Equity Incentive Plan, as has been adopted by the Company Board, (the “Ben EIP”) representing common units in Ben with a fair market value as of the date of grant equal to $500,000 (such REVs the “Initial REVs”). The Initial REVs will be subject to four-year time-vesting and to certain other terms, conditions, limitations and restrictions, including performance-vesting criteria requiring that Ben complete an Initial Listing Event (as defined in the REV Award Agreement (as defined below)), as determined by the Company Board and set forth in an REV Award Agreement. If as of the date the Initial Listing Event (the “Listing Date”) the fair market value of the common units subject to the Initial REVs is less than $500,000, then you will be granted additional REVs such that the total fair market value of the common units, as of the Listing Date, subject to the Initial REVs and such additional REVs equals $500,000. Any additional REVs will be subject to the same terms, conditions, limitations and restrictions as the Initial REVs, including settlement at the same time as the Initial REVs; provided that such additional REVs will time-vest as if they were granted at the same time as the Initial REVs.

In addition, on January 1, or as soon as practicable thereafter, of each year of service during the Initial Term you will be granted the number of REVs representing common units in Ben with a fair market value as of the date of grant equal to $150,000 (such REVs, the “Annual REVs”), provided that you are serving as a director of the Company as of each such January 1. The Annual REVs wilI be fully time-vested on the date of grant and subject to certain other terms, conditions, limitations and restrictions, including, if applicable, performance-vesting criteria requiring that Ben has completed an Initial Listing Event, as determined by the Company Board and set forth in the REV Award Agreement.

For purposes of this paragraph 4(b), the fair market value of common units in Ben prior to the Listing Date shall be determined by the Company Board in good faith, and the fair market value of common units in Ben on or after the Listing Date shall be determined in accordance with the Ben EIP. The Ben EIP is attached hereto as Ex. 1. The Initial REUs will be issued pursuant to an award agreement in substantially the form attached hereto as Ex. 2 (the “REU Award Agreement”).

(c) Participating Interest. You will be granted 40,000 Class A Units (as defined in the BMP Plan) and 40,000 Class B Units (as defined in the BMP Plan) (the “Participating Interests”) under the BMP Plan, as has been adopted by Beneficient Management Partners, L.P. Your Participating Interest will be subject to four-year time-vesting and to other terms and conditions as determined by the Administrator and set forth in an award agreement (the “BMP Award Agreement”). The BMP Plan is attached hereto as Ex. 3. The BMP Award Agreement will be issued in substantially the form attached hereto as Ex. 4.

5. Confidential Information.

(a) During the Term and in your capacity as an Elected Director, a manager of BFF, a manager of BIC and a Trustee, you will have access to Confidential Information (as defined below) that is unique, proprietary, and valuable to the Company, Ben Entities, and the Trust, respectively, and the improper use or unauthorized disclosure of which could result in irreparable harm to the Company, the Trust, and/or members of the Ben Entities, their good will, business interests and their competitive position in the marketplace. Accordingly, you agree that at all times during the Term and thereafter (i) all Confidential Information you create, learn of, or have access to in your capacity as an Elected Director, a manager of BFF or a manager of BIC (the “Company Confidential Information”) is and shall remain the sole and exclusive property ofthe Company or applicable Ben Entities; (ii) all Confidential Information that relates to or was provided to you by the Trust (the “Trust Confidential Information”) is and shall remain the sole and exclusive property of the Trust; (iii) you will protect and safeguard all Company Confidential Information and Trust Confidential Information; (iv) except as compelled by law or valid legal process or as authorized by the Company with respect to the Company Confidential Information or the Trust with respect to the Trust Confidential Information, you will hold all Confidential Information in strictest confidence and not, directly or indirectly, (X) use any such Confidential Information for your own or a third-party’s advantage, benefit, or gain or (Y) disclose or divulge any Confidential Information to any person other than an officer, director, or employee of, or legal counsel for, the Company with respect to the Company Confidential Information or the Trust with respect to the Trust Confidential Information, or other person authorized to receive such information and under an obligation ofconfidentiality, and then only to the extent necessary for the proper performance of the your duties and responsibilities and consistent with the purposes for which it was provided to you; (v) ifyou believe you are compelled by law or valid legal process to disclose or divulge any Confidential Information, you will notify me or my successor as Chairman of the Company with respect to the Company Confidential Information, or me or my successor as a trustee of the Trust with respect to the Trust Confidential Information, in writing sufficiently in advance of any such disclosure to allow the Company or the Trust, as applicable, the opportunity to defend, limit, or otherwise protect its interests against such disclosure; and (vi) you will not ask, direct, or authorize another to take any action that would be prohibited by this paragraph 5 ifundertaken by you.

(b) You further agree that (i) upon the expiration or termination of the Term for any reason or at the request ofthe Company or the Trust at any time, you will immediately return to the Company all Company Confidential Information and to the Trust all Trust Confidential Information, and all copies thereof, in whatever tangible form or medium, including electronic or digital, (ii) you will immediately notify the Company with respect to the Company Confidential Information or the Trust with respect to the Trust Confidential Information ifyou learn ofor suspect any loss or unauthorized disclosure or destruction ofany Confidential Information and provide the Company or the Trust, as applicable, with an itemized list or description of the items that were or may have been lost, disclosed, or destroyed and a written statement of the facts surrounding such loss, disclosure, or destruction based on the best information available to you, and (iii) your obligations under this paragraph 5 are in addition to any applicable contractual, statutory, or common-law obligations and survive the termination of this Agreement.

(c) Notwithstanding the foregoing, nothing in this Agreement is intended to, or does, prohibit you from (i) reporting to, communicating with, responding to an inquiry from, cooperating with, providing truthful information to, or otherwise participating or assisting in or cooperating with an investigation being conducted by any governmental agency or regulatory body (such as the U.S. Department of Justice or the U.S. Securities and Exchange Commission) regarding a possible or alleged violation of law or regulation and without prior authorization ofor notice to the Company, BFF, the Trust, or BIC, (ii) giving truthful testimony or making statements under oath in response to a subpoena or other valid legal process or in any legal proceeding; (iii) otherwise making truthful statements as required by law or valid legal process, (iv) otherwise engaging in activities protected by federal, state, or local law, or (v) pursuant to 18 U.S.C. § 1833(b), disclosing a trade secret in confidence to a governmental official, directly or indirectly, or to an attorney, if the disclosure is made solely for the purpose of reporting or investigating a suspected violation of law, or if the disclosure is made in a document filed under seal in a lawsuit or other proceeding, and a party cannot be held criminally or civilly liable under any federal or state trade secret law for such a disclosure.

(d) For purposes of this Agreement, “Confidential Information” means (i) all material nonpublic information about any the Company, BFF, BIC, any other Ben Entity, or the Trust; (ii) any “trade secret” as defined by federal and applicable state law; and (iii) all other confidential or proprietary information or trade secrets ofor relating to the Company, BIC, BFF, any other Ben Entity, or the Trust and their current, past, future, or prospective owners, investors, business partners, customers, vendors, and suppliers or otherwise provided to the Company, BFF, BIC, any other Ben Entity, or the Trust under an obligation or expectation of confidential treatment. “Confidential Information” includes all documents or information (in whatever form or medium, and all copies thereofwhether or not the original was deleted or destroyed) conceived, originated, discovered, or developed in whole or in part by you, otherwise disclosed to or obtained by you, or to which you have access in connection with the performance of services to the Company, BFF, BIC, any other Ben Entity, or the Trust concerning or evidencing operations; processes; products; business practices; finances; strategies; modes of doing business; development, acquisition, or divestment plans; any proposed business transactions; officers, directors, shareholders; investors, business partners, customers, vendors, and suppliers; marketing methods; costs, prices, contractual relationships; legal or regulatory status; confidential or personal information about personnel (such as medical or banking records or information and including compensation, other terms of employment, or performance information other than as concerns solely you), but excluding any such documents or information (X) that is or becomes generally available to the public other than as a result of any breach of this Agreement or other unauthorized disclosure by you or another with an obligation not to disclose such information or (Y) becomes available to you after the termination of this Agreement on a nonconfidential basis from a source who is not bound by a contractual or legal duty of confidentiality to the Company, BFF, BIC, any other Ben Entity, or the Trust and who is authorized to make the disclosure to you.

6. Restricted Activities During the Term.

(a) In the light of the nature and scope of your duties and responsibilities, your status as a fiduciary, and your access to Confidential Information belonging to the Ben Entities, you agree that during the Term and other than in the proper performance of your duties and responsibilities under this Agreement, you will not, directly or indirectly, in any capacity (including as an employee, officer, director, agent, partner, stockholder, owner, member, manager, trustee, lender or other capital provider, guarantor, representative, consultant, advisor, or in any other individual or representative capacity), whether on your own behalf or on behalf of any other person or entity, and whether or not for compensation, engage, participate, or prepare to engage or participate in, or aid or advise any other person or entity who is primarily engaging or participating, or preparing to primarily engage or participate in, a Competing Activity (defined below) except for those activities disclosed on Exhibit 5 hereto to this Agreement and other activities for which you have obtained the prior approval of the Company Board after full disclosure of the circumstances thereof (the “Approved Activities”). You agree that your obligations under this paragraph 6 are in addition to any applicable contractual, statutory, or common-law obligations.

(b) “Competing Activity” for purposes of this paragraph 6 means (i) secondary market purchases or (ii) financings of secondary interests, of private equity fund or private equity fund-of-fund interests, which in the case of either clause (i) or (ii) is for the benefit of any entity that is exempt from coverage under the Investment Company Act of 1940, provided, however, for the avoidance of doubt, clauses (i) and (ii) do not include (x) the general partner of an entity repurchasing or arranging for the repurchase of interests in that entity or (y) any fund, general partner, or management company of a private equity or sovereign wealth fund where less than 20% of the assets under management are secondary purchases of limited partnership interests of other funds, provided further, however, that such secondary purchases are not funded through a banking institution or trust company, a substantial portion of the business of which consists of exercising fiduciary powers similar to those permitted to national banks under the authority of the Comptroller of the Currency. For purposes of this paragraph 6, a “private equity fund” means a primary or secondary fund or other pooled investment vehicle the primary investment objective of which is investing primarily in non-public equity or debt securities regardless of the industry (including, without limitation, timber, real estate, or energy) or asset category (including, without limitation, venture capital fund, buyout fund, distressed debt fund or mezzanine debt fund), in each case whether international or domestic, and regardless of whether the fund has a combination of these or other private equity strategies, but expressly excluding any hedge fund or other fund that invests primarily in public securities; and a “private equity fund of funds” means a fund or other pooled investment vehicle that primarily invests in other private equity funds.

7. Remedies and Reformation.

(a) You acknowledge and agree that the Company, BFF, BIC, any other Ben Entity, and the Trust would not have an adequate remedy at law and would be irreparably harmed in the event that any of the provisions of paragraphs 5 and 6 were not performed in accordance with its specific terms or were otherwise breached. Accordingly and notwithstanding paragraph 10, you agree that the Company, BFF, BIC, any other Ben Entity, and/or the Trust shall be entitled to equitable relief, including a temporary restraining order, preliminary and permanent injunctions, and specific performance, in the event you breach or threaten to breach any of the provisions of such paragraphs, without the necessity of posting any bond or proving special damages or irreparable injury. Such remedies shall not be deemed to be the exclusive remedies for a breach or threatened breach of such paragraphs by you, but shall be in addition to all other remedies available to the Company, BFF, BIC, such other Ben Entity, or the Trust at law or equity. In addition, the Company, BFF, BIC, the other Ben Entities, and/or the Trust, as applicable, shall be entitled to recover their reasonable attorney’s fees and all costs and expenses associated with the enforcement of paragraphs 5 and 6. You further acknowledge and agree that the Company, BFF, BIC, the other Ben Entities, and/or the Trust may seek to enforce any of the provisions of paragraphs 5 or 6 and you will not assert that any such entity seeking to enforce such provisions is not a proper party or that any remedy may not be awarded to such entity.

(b) If any of the provisions of paragraphs 5 or 6 are ever deemed by a court to be unenforceable as written under applicable law, such provisions shall be, and are, automatically reformed to the maximum limitations permitted by applicable law.

(c) You further agree that the existence of a claim or cause of action against the Company, BFF, BIC, any other Ben Entity, and/or the Trust, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company, BFF, BIC, such other Ben Entity, and/or the Trust of your obligations under paragraphs 5 or 6.

8. Termination of the Agreement and Effect Thereof. This Agreement will terminate on the first to occur of the expiration of the Term or the termination of the Term before it expires. Termination of this Agreement does not impair the rights or obligations that have accrued prior to the termination or which by their nature or terms survive the termination.

9. Governing Law. This Agreement is governed by and shall be construed and enforced in accordance with Texas law (excluding choice-of-law principles that might call for the application of some other jurisdiction’s law) except with respect to paragraph 10, which is subject to the Federal Arbitration Act. You and the Company, BFF, BIC, the Trust, Beneficient Holdings, Inc., and Beneficient Company Holdings, L.P. (i) agree that this Agreement is to be construed as a whole, according to its fair ‘meaning, and not strictly for or against any of the parties; (ii) submit and consent to the exclusive jurisdiction, including removal jurisdiction, of the state and federal courts located in Dallas County, Texas (or the county where Beneficient’s principal executive offices are located if different) for any permitted action or proceeding relating to this Agreement; (iii) waive any objection to such venue; (iv) agree that any judgment in any such action or proceeding may be enforced in other jurisdictions; and (vi) irrevocably waive the right to trial by jury and agree not to ask for a jury in any such proceeding.

10. Arbitration.

(a) Agreement to Arbitrate. Subject to paragraph 7 and subparagraph (d) of this paragraph 10, you and the Company, BFF, BIC, the Trust, Beneficient Holdings, Inc., and Beneficient Company Holdings, L.P. agree that any and all disputes between you and any of the Company, BFF, BIC, the Trust, Beneficient Holdings, Inc., or Beneficient Company Holdings, L.P. which cannot be settled amicably and which grow out of, result from, or are connected in any way with this Agreement (including the validity, scope and enforceability of this paragraph IO) (individually, a “Dispute” and collectively, the “Disputes”), shall be resolved on an individual basis by binding arbitration in accordance with the procedures described in this paragraph 10.

(b) Effect of Agreement to Arbitrate. You and each of the Company, BFF, BIC, the Trust, Beneficient Holdings, Inc., and Beneficient Company Holdings, L.P. acknowledge and agree that by so agreeing to arbitrate, (i) each irrevocably waives the right to trial by jury with respect to any such Disputes; (ii) class or collective action procedures shall not be asserted, nor will they apply, in any arbitration unless you and the Company, BFF, BIC, the Trust, Beneficient Holdings, Inc., and/or Beneficient Company Holdings, L.P., as applicable, agree in writing; (iii) you will not assert any class or collective claims or join any class or collective action in arbitration, court, or otherwise against any of the Company, BFF, BIC, the Trust, Beneficient Holdings, Inc., or Beneficient Company Holdings, L.P.; (iv) any Disputes will not be joined, consolidated, or heard together with the claims of any other person unless the Company, BFF, BIC, the Trust, Beneficient Holdings, Inc., and/or Beneficient Company Holdings, L.P., as applicable, agree in writing; and (v) notwithstanding anything to the contrary in the applicable rules or in this paragraph 10, the arbitrator shall have no jurisdiction, power, or authority to permit any class or collective claim to be asserted in, to consolidate different arbitration proceedings (other than claims by the Company, BFF, BIC, the Trust, Beneficient Holdings, Inc., and/or Beneficient Company Holdings, L.P.), with, or to join any other party asserting claims against any of the Company, BFF, BIC, the Trust, Beneficient Holdings, Inc., and/or Beneficient Company Holdings, L.P., as applicable, in, an arbitration between you and any of the Company, BFF, BIC, the Trust, and/or Beneficient Company Holdings, L.P., as applicable.

(c) Arbitration Procedures. Arbitration pursuant to this paragraph IO shall take place in Dallas County, Texas (or the county where the Company’s offices are located if different) before a single arbitrator pursuant to the JAMS Comprehensive Arbitration Rules & Procedures then in effect (except the extent modified in this paragraph 10), or as otherwise agreed by the parties. The arbitrator shall apply the substantive law of the State of Texas (excluding choice-of-law principles that might call for the application of some other jurisdiction’s law) or federal law (including the Federal Arbitration Act), or both as applicable to the Dispute asserted. All evidentiary privileges under applicable law, including attorney-client, work product and party communication privileges, shall be preserved and protected. Except as required by law or as may be reasonably required in connection with ancillary judicial proceedings to compel arbitration, to obtain temporary or preliminary judicial relief in aid of arbitration, or to confirm or challenge an arbitration award, the arbitration proceedings, including any hearings, testimony, and any order, decision or award, shall be confidential, and the parties to the arbitration shall not disclose any awards, any materials in the proceedings created for the purpose of the arbitration, or any documents produced by another party in the proceedings not otherwise in the public domain. The arbitrator may allocate or reallocate the JAMS administrative fees, arbitrator compensation, hearing room rental fees, expenses of the arbitrator (including required travel and other expenses), any JAMS expenses, and any costs relating to proof and witnesses produced at the direction of the arbitrator (collectively the “Arbitration Costs”) as permitted under the applicable rules and substantive law. The prevailing party or parties, as determined by the arbitrator, shall be entitled if so awarded by the arbitrator to recover that party’s reasonable attorney fees, costs, and expenses (including that party’s share of the Arbitration Costs) from the non-prevailing party or parties, to the extent authorized by applicable substantive law. Judgment on the award rendered by the arbitrator may be entered in any court of competent jurisdiction.

(d) Exceptions to Mandatory Arbitration. You or the Company, BFF, BIC, the Trust, Beneficient Holdings, Inc., and/or Beneficient Company Holdings, L.P., as applicable, without waiving your, its, or their rights under this paragraph 10, may seek from a court having jurisdiction, any interim, equitable, provisional, or other relief provided for the purpose of enforcing your, its, or their rights under this Agreement or to preserve the status quo pending the arbitrator’s final determination of the merits of a Dispute. You or the Company, BFF, BIC, the Trust, Beneficient Holdings, Inc., and/or Beneficient Company Holdings, L.P., also without waiving your, its, or their rights under this paragraph 10, may bring an action or special proceeding in a court having jurisdiction for the purpose of compelling arbitration, seeking temporary or preliminary relief in aid of an arbitration, or enforcing an arbitration award, or seeking equitable relief, including a temporary restraining order, preliminary and permanent injunctions, and specific performance, pursuant to paragraph 7, and you expressly consent to the application of subsection (c) to any such action or proceeding.

11. Entire Agreement. This Agreement sets forth the entire agreement of you, the Company, BFF, BIC, the Trust, and any other Ben Entity concerning its subject matter and supersedes all prior agreements and understandings.

12. Modification; Waiver. No provision of this Agreement may be amended, modified, or waived unless such amendment or modification is agreed to in writing and signed by the you and by a duly authorized officer of the Company and trustee of the Trust, as applicable, and such waiver is set out in writing and signed by the party to be charged; and (ii) no waiver by a party or failure to enforce or insist on its or his rights under this Agreement shall constitute a waiver or abandonment of any such rights or defense to enforcement of such rights, and a waiver on one occasion shall not be deemed to be a waiver of the same or any other type of breach on a future occasion.

13. Code ection 409A. The parties intend for all payments and benefits provided to you under this Agreement to be exempt from or comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and not be subject to the tax imposed by Section 409A of the Code. The provisions of this Agreement shall be interpreted in a manner consistent with this intent.

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If this letter accords with your understanding of our agreement, please sign below and return a signed and dated copied to my attention.

Sincerely,

/s/ Art Damoulakis
Art Damoulakis

General Counsel of both Beneficient Management, L.L.C., and authorized signatory of The Beneficient Company Group (USA), L.L.C., the sole member of (i) Beneficient Capital Holdings, L.L.C., the general partner of Beneficient Capital Company Holdings, L.P., the sole member of Beneficient Fiduciary Financial, L.L.C. and (ii) Ben Insurance, L.L.C., the sole member of Beneficient Insurance Company, L.L.C.

AGREED

/s/ Emily Bowersock Hill
Emily Bowersock Hill

March 31, 2022
Date Signed

Signature Page to

Director Agreement